Exhibit F


                          AMENDMENT TO OPTION AGREEMENT

          This Amendment (this "Amendment") to the Option Agreement, dated as of December 26, 2002 (the "Option Agreement"), by and between Donald J. Trump ("Seller") and Trump Hotels & Casino Resorts Holdings, L.P., a Delaware limited partnership ("Buyer"), is entered into as of December 18, 2003, by and between Seller and Buyer.

          WHEREAS, pursuant to the Option Agreement, Seller granted Buyer an option (the "Option") to purchase from Seller 8,000 shares of Common Stock, par value $0.001 per share ("Common Stock"), of Riviera Holdings Corporation, a Nevada corporation ("RHC"); and

          WHEREAS, Seller and Buyer desire to extend the expiration date of the Option to December 31, 2004.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Amendments.

          (a) Section 2.1 of the Option Agreement shall be deleted in its entirety and replaced with the following:

          SECTION 2.1. The Option may be exercised by Buyer, in the manner specified in Section 3 hereof, at any time after the date hereof and prior to 5:00 p.m., New York City time, on December 31, 2004. Such expiration date of the Option is referred to herein as the "Expiration Date" and the period from the date hereof to the Expiration Date is referred to as the "Option Period." The Option Period may be extended by mutual agreement of the parties hereto.

          2. Continuing Agreement. Except as expressly amended hereby, the Option Agreement shall continue in full force and effect in accordance with the provisions thereof.

          3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but which all taken together shall constitute one instrument.

          4. Applicable Law. The validity of this Amendment, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be determined under and governed and construed in accordance with the applicable law provisions contained in the Option Agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.


                                    SELLER:


                                    /s/ Donald J. Trump
                                    -------------------------
                                    Donald J. Trump




                                    BUYER:


                                    TRUMP HOTELS & CASINO RESORTS HOLDINGS, L.P.


                                       By:  TRUMP HOTELS & CASINO RESORTS, INC.,
                                            its General Partner


                                              By: /s/ John P. Burke
                                                 -------------------------------
                                                 John P. Burke
                                                 Executive Vice President
                                                 and Corporate Treasurer



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